Prospectus

MGE ENERGY, INC

Direct Stock Purchase and Dividend Reinvestment Plan

Common Stock $1 Par Value

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We hereby offer participation in our Direct Stock Purchase and Dividend Reinvestment Plan. The Plan is designed to provide investors with a convenient way to purchase shares of our common stock and to reinvest in our common stock all or a portion of the cash dividends paid on our common stock.

Our common stock is quoted on The Nasdaq Stock Market under the symbol "MGEE."

Investing in shares of our common stock involves risks. See "Risk Factors" on page 3 of this prospectus.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The administrator, Computershare Trust Company, N.A., will purchase shares of our common stock for the Plan either in the open market or directly from us, as we determine from time to time. All shares purchased by participants under the Plan are registered for sale pursuant to a registration statement that we filed with the Securities and Exchange Commission.

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The date of this prospectus is January 8, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Under this shelf registration process, we may, from time to time, sell shares of our common stock pursuant to the Plan. All shares of our common stock sold under the Plan will be sold under that registration statement.

This prospectus provides you with a general description of the Plan. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. Please carefully read this prospectus, together with the registration statement, the exhibits thereto and the additional information regarding us, our business and the risks we face in our business and operations referred to in "Where You Can Find More Information," before making an investment decision.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus and the documents incorporated by reference herein is accurate only as of the dates such information is or was presented, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not making an offer to sell common stock pursuant to the Plan in any jurisdiction where such offer or sale is not permitted.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to MGE Energy, we, our and us refer to MGE Energy, Inc. and its subsidiaries.

PRIVACY NOTICE

We collect nonpublic personal information about you from the following sources:

•

Information we receive from you on your application or other forms;

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Information about your transactions with us or others; and

•

Information we receive from a consumer reporting agency.

We will not disclose any nonpublic personal information about you to anyone, except as necessary to administer your account or as permitted by law. If you decide to close your account(s) or become an inactive Plan participant, we will adhere to the privacy policies and practices as described in this notice.

We restrict access to your personal and account information to those employees who need to know that information to provide products or services to you. MGE Energy applies physical, electronic and procedural safeguards to your nonpublic personal information in its possession.

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TABLE OF CONTENTS

SUMMARY OF THE PLAN

MGE ENERGY, INC.

3

RISK FACTORS

3

USE OF PROCEEDS

3

DESCRIPTION OF THE PLAN

4

1.

What is the Plan?

4

2.

Who is eligible to participate?

4

3.

What are the eligibility requirements?

4

4.

When may an eligible investor join the Plan?

5

5.

How do eligible investors enroll?

5

6.

When will dividend reinvestment commence?

5

7.

When will initial and optional cash purchases be made?

5

8.

What will be the price of shares of common stock purchased under the Plan?

5

9.

How many shares of common stock will be purchased for a participant?

6

10.

What is the source of common stock purchased under the Plan?

6

11.

How do I make an optional cash investment? Are there limits?

6

12.

What do I do if I want to make an optional payment exceeding $50,000 in a quarter?

7

13.

What additional provisions apply to optional cash purchases equal to, or exceeding, $1,000,000 made pursuant to a Request for Waiver?

8

14.

What happens if a check is returned unpaid, or an electronic transfer is refused, by a participant's financial institution?  10

15.

How do I elect reinvestment? How do I change that election?

11

16.

When will dividend funds be reinvested?

11

17.

What provision is made for participants whose dividends are subject to tax withholding?

11

18.

Will participants be credited with dividends on fractions of shares?

11

19.

When and how may participants withdraw shares from the Plan?

12

20.

When and how may participants sell all or a portion of their common stock from the Plan?

12

21.

When may former participants rejoin the Plan?

14

22.

Will certificates be issued for the common stock purchased?

14

23.

How does a participant request the issuance of certificates?

14

24.

In whose name will certificates be registered when issued?

14

25.

Can certificates be sent to us for safekeeping?

14

26.

Are there any expenses to participants under the Plan?

15

27.

What kind of reports will be sent to participants in the Plan?

16

28.

What other communications will participants receive from us?

16

29.

Who is the administrator?

16

30.

Can the Plan be changed or discontinued?

16

31.

Who interprets and regulates the Plan?

17

32.

Which law governs the Plan?

17

33.

What happens if we issue a stock dividend or declare a stock split?

17

34.

How will participants' common stock be voted at meetings of shareholders?

17

35.

What are the federal income tax consequences of participation in the Plan?

17

36.

What is the federal tax basis of shares of common stock purchased under the Plan?

18

37.

What are the federal income tax consequences of a sale of common stock purchased under the Plan?

18

38.

Is income on shares held in the Plan subject to withholding?

18

DESCRIPTION OF COMMON STOCK

19

COMMON STOCK DIVIDENDS AND MARKET

22

PLAN OF DISTRIBUTION

22

LEGAL MATTERS

22

EXPERTS

23

WHERE YOU CAN FIND MORE INFORMATION

23

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SUMMARY OF THE PLAN

We have briefly described below some of the material features of our Direct Stock Purchase and Dividend Reinvestment Plan. As a summary, it may omit information that may be important to you. You should carefully read the entire description of the Plan contained in this prospectus, which appears as a series of questions and answers under the heading "Description of the Plan," before you decide to participate in the Plan. References to Questions in the following description refer to questions and answers appearing under "Description of the Plan."

Enrollment	All registered shareholders, and any interested person or entity making the required initial investment, are eligible to participate in the Plan. Please see Questions 2 and 3 for more information.

Initial Investment

If you do not own any of our common shares, you can participate in the Plan by making a direct initial investment with a cash payment of no less than $250. The minimum initial investment for custodial accounts for children is $50. We will waive the minimum initial investment requirement for Plan participants that sign up for investments of optional cash under the Plan of at least $25 per month via recurring automatic deductions from a U.S. bank account for at least 10 consecutive transactions. Please see Question 11 for more information.

Optional Cash Investments

Plan participants can buy additional shares of common stock by making optional cash payments of no less than $25 per payment and no more than $50,000 for each calendar quarter per account. We may permit optional cash investments in excess of the $50,000 quarterly maximum, in our sole discretion. Please see Questions 12 and 13 for more information.

Reinvestment of Dividends

You may reinvest all or a portion of the dividends paid on your shares of common stock held in the Plan, your certificated shares or your shares held in the direct registration system. Shares purchased through the reinvestment of dividends will be held in the Plan and shown as Plan shares in your account statement. Please see Question 15.

Other Aspects of the Plan

Plan participants may, with respect to shares held within the Plan:

•

withdraw some or all whole shares from the Plan, either as certificated shares registered in the participant's name or as "book-entry" shares registered in the participant's name in the direct registration system; and/or

•

sell some or all of those shares through the Plan, subject to sales fees as described herein.

Plan participants may also transfer other shares of common stock that they own, whether in certificated form or "book-entry" form and whether or not originally purchased through the Plan, into the Plan. See Question 25 for additional information.

Source of Shares	Shares purchased through the Plan will be shares purchased on the open market, or newly issued shares purchased from us. Please see Question 10 for more information.

Purchase Price

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Purchases on the Open Market: When shares are purchased on the open market, the price per share to participants will be the weighted average purchase price of the relevant batch, carried to six decimal places, of shares purchased on the open market on the investment date.

•

Purchases from MGE Energy: When shares are purchased directly from us, the price per share to participants will be the volume-weighted average price of our common stock obtained from Bloomberg LP (unless such service is unavailable, in which case we will designate another service to be utilized) as reported on the Nasdaq Stock Market (or such other exchange or quotation system on which our common stock is then listed or quoted) for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, up to and including the closing price, for each trading day during the five trading days ending on the investment date (or the period of five trading days immediately preceding the investment date, if the Nasdaq Stock Market is closed on that date).

Please see Question 8 for more information.

Administration	Computershare Trust Company, N.A., is the administrator of the Plan. Please see Question 29 for more information.

Fees and Expenses

A per share trading fee, which includes any applicable brokerage commissions the administrator is required to pay, will be incurred for both purchases and sales of shares through the Plan. There are no additional fees to purchase shares in the Plan. There are fees to withdraw shares from the Plan as certificated shares registered in the name of the participant. There are also additional fees to sell shares through the Plan. See Question 26 for more information.

Plan Assistance and Information

You can enroll in the Plan, obtain information and perform certain transactions on your account online via the Investor Center at computershare.com/investor. At the website, you can also access your share balance, sell shares, request a stock certificate, and obtain online forms and other information about your account. Messages sent via the Internet will be responded to promptly.

You can telephone the administrator, Computershare, by calling:

1-800-356-6423 (toll free and within the U.S. and Canada)

1-608-252-4744

An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 6:00 p.m., Eastern Time, Monday through Friday (except holidays).

You may write to the administrator at the following address:

Computershare

P.O. Box 505005

Louisville, KY 40233-5005

or for overnight delivery service:

Computershare

426 South 4th Street

Suite 1600

Louisville, KY 40202

You should be sure to include your name, address, daytime phone number, account number and a reference to MGE Energy on all correspondence.

MGE ENERGY, INC.

MGE Energy, Inc., a Wisconsin corporation incorporated in 2001, is the parent holding company of Madison Gas and Electric Company (MGE), a regulated public utility, as well as of nonregulated subsidiaries.

MGE is a Wisconsin public utility that generates and distributes electricity to approximately 149,000 customers in a service area covering a 316 square mile area of Dane County, Wisconsin. MGE also purchases, transports and distributes natural gas to approximately 154,000 customers in a service area covering 1,682 square miles in the south-central Wisconsin counties of Columbia, Crawford, Dane, Iowa, Juneau, Monroe and Vernon. MGE has served the Madison area since 1896.

Our subsidiary MGE Power, LLC, has been formed to develop, acquire and own real estate and electric generating facilities. Together with the University of Wisconsin-Madison, MGE Power West Campus, LLC, a subsidiary of MGE Power, LLC, developed and built a natural gas-fired cogeneration plant to help meet the future needs of the University and MGE customers. The facility produces steam heat and chilled water air conditioning for the University and approximately 150 megawatts of electricity to meet demand in the Madison area. MGE Power Elm Road, LLC, a subsidiary of MGE Power, LLC, owns an undivided 8.33% ownership interest in each of two 615 megawatts coal-fired generating units in Oak Creek, Wisconsin. We can receive up to a total of 100 megawatts from the units – 50 megawatts from each unit.

Our other nonregulated subsidiaries include: MGE Transco Investment LLC, which holds our investment interest in the American Transmission Company LLC, a company engaged in the business of providing electric transmission services primarily in Wisconsin; MGEE Transco, LLC, which holds an investment interest in ATC Holdco LLC, a company created to facilitate out-of-state electric transmission development and investments; Central Wisconsin Development Corporation (CWDC), which provides property-related services and financing to promote development in the MGE service area; North Mendota Energy & Technology Park, LLC, of which CWDC owns 50%, owns property and serves as a development entity for the property; NGV Fueling Services, LLC, which installs, owns and maintains equipment used to fuel natural gas powered vehicles; and MAGAEL, LLC, which holds title to properties acquired for future utility plant expansion and nonutility property.

Our principal executive offices are located at 133 South Blair Street, Madison, Wisconsin 53788, and our telephone number is (608) 252-7000.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the information under the heading "Risk Factors" in:

•

our annual report on Form 10-K most recently filed with the SEC, which is incorporated by reference into this prospectus;

•

our quarterly reports on Form 10-Q filed with the SEC after that annual report on Form 10-K, which are incorporated by reference into this prospectus; and

•

any documents we file with the SEC after the date of this prospectus and which are deemed incorporated by reference into this prospectus.

USE OF PROCEEDS

We expect to use any net proceeds from the sale of newly issued shares of common stock pursuant to the Plan for general corporate purposes, including, among others:

•

repayment of short-term debt;

•

repurchase, retirement or refinancing of other securities;

•

future acquisitions; and

•

investments in subsidiaries.

We will not receive any additional funds from purchases of shares that are purchased on the open market for Plan participants.

DESCRIPTION OF THE PLAN

The following is a description of the Plan in a question and answer format.

1.

What is the Plan?

The Plan is a simple and convenient method for new investors to purchase shares of our common stock and for existing investors to increase their investment in our common stock.

ELIGIBILITY AND ENROLLMENT

2.

Who is eligible to participate?

Any interested person or entity, whether or not a current registered shareholder, that meets the eligibility and enrollment requirements described in Question 3 may participate.

If you are not a U.S. citizen, you can participate in the Plan, provided there are not any laws or governmental regulations that would prohibit you from participating or laws or governmental regulations that would affect the terms of the Plan. We reserve the right to terminate participation of any Plan participant if we deem it advisable under any applicable foreign laws or regulations.

3.

What are the eligibility requirements?

•

New Investors

Persons or entities making an initial investment of at least $250 are eligible to participate in the Plan. The minimum initial investment for custodial accounts for children is $50. We will waive the minimum initial investment requirement for Plan participants that sign up for investments of optional cash under the Plan of at least $25 per month via recurring automatic deductions from a U.S. bank account for at least ten consecutive transactions.

•

Existing Shareholders

Existing shareholders are eligible to participate. If you are the beneficial owner of common stock registered in "street name" (for example, in the name of a bank, broker or trustee), you may participate in the Plan by either: (1) transferring those securities into your own name and depositing those shares of common stock into the Plan for safekeeping and/or electing to reinvest cash dividend payments on those shares in common stock; or (2) making arrangements with your record or registered holder (for example, your bank, broker or trustee, who will become the participant) to participate in the Plan on your behalf.

•

Existing Plan Participants

If you are already a participant in the Plan, you are not required to re-enroll. However, if you wish to change your participation in any way (for example, from partial to full reinvestment of dividends), you must submit instructions or a new enrollment form to that effect to the administrator.

•

Employees

Our employees, and employees of any of our subsidiaries, participating in the Plan may arrange for an initial investment or optional cash payments to be made through payroll deductions. The $250 minimum payment requirement for initial investments and the $25 minimum payment requirement for optional cash payments will not apply to payments made through payroll deductions. Application forms for employee payroll deductions and automatic cash bank account drafts are available from MGE Energy Shareholder Services. Commencement, revision, or termination of payroll deductions and automatic cash bank account drafts will become effective as soon as practicable after receipt of the request.

4.

When may an eligible investor join the Plan?

Eligible investors may join the Plan at any time. See Question 6 for a description of the time when dividend reinvestment would commence; and Question 7 for a description of the time when initial investments would commence.

5.

How do eligible investors enroll?

You may join the Plan by enrolling online through the Investor Center at computershare.com/investor or by completing and signing an enrollment form. Plan materials, including enrollment forms, as well as other Plan forms and this prospectus, are available through the Investor Center at computershare.com/investor or by contacting the administrator.

You will become a participant after a properly completed enrollment form has been received and accepted by the administrator or after you enroll online.

6.

When will dividend reinvestment commence?

If you are a holder of common stock and your election is received by the administrator before the record date for payment of a cash dividend on common stock (dividend record dates for common stock normally are expected to be the first day of March, June, September and December), that cash dividend and all future cash dividends payable on your common stock will be used by the administrator to buy shares of common stock for your account under the Plan to the extent you requested. If your election is not received on or before the record date for a cash dividend on common stock, the dividend will be paid to you in cash and the reinvestment of your dividends under the Plan will begin with the next cash dividend payment on the common stock. Thus, for example, a March 15 cash dividend will be used to purchase shares of common stock under the Plan only if your enrollment is received before March 1.

7.

When will initial and optional cash purchases be made?

Optional and initial cash investments will be invested in common stock at least once each week, except where and to the extent any applicable federal securities laws or other government or stock exchange regulations otherwise require. We refer to each of those dates as an investment date.

Initial investments must be received with a properly completed enrollment form at least one business day prior to an investment date, in order to be invested on that investment date. Optional cash payments must be received by us at least one business day prior to an investment date, in order to be invested on that investment date.

If a payment is received too late for an investment date, the purchase will be processed on the next investment date. Only participants who have properly completed and returned an enrollment form are eligible to make an initial investment and optional cash payments.

No interest will be paid on initial investments and optional cash payments held by us pending investment. Participants are requested not to send cash, traveler's checks, money orders or third party checks.

8.

What will be the price of shares of common stock purchased under the Plan?

For shares purchased on the open market, whether for dividend reinvestment or initial or optional cash investment, the administrator may combine your funds with funds of other Plan participants and generally will batch purchase types (cash dividends, initial cash investments and optional cash investments) for separate execution by its broker-dealer. At the administrator's discretion, these batches may be combined and executed by its broker-dealer. The administrator may also direct its broker-dealer to execute each purchase type in several batches throughout a trading day. Depending on the number of shares being purchased and current trading volume in shares of our common stock, the administrator's broker-dealer may execute purchases for any batch or batches in multiple transactions and over more than one day. If different purchase types are batched, the price per share of our common stock purchased for each participant's Plan account, whether purchased with reinvested cash dividends, with initial cash investments or with optional cash investments, shall be the weighted average price of the specific batch for shares of the common stock purchased by the administrator's broker-dealer on that investment date.

When shares are purchased from authorized but unissued shares of common stock, the price per share of shares to participants will be the volume weighted average price of our common stock obtained from the Bloomberg, LP (unless such service is unavailable, in which case we will designate another service to be utilized) as reported on the Nasdaq Stock Market (or such other exchange or quotation system on which our common stock is then listed or quoted) for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, up to and including the closing price, for each trading day during the five trading days ending on the investment date (or the period of five trading days immediately preceding the investment date, if the Nasdaq Stock Market is closed on that date). In each case, the price will be calculated to six decimal places.

A trading fee is charged for purchases, but there are no additional fees.

9.

How many shares of common stock will be purchased for a participant?

The number of shares purchased for a participant's account is based upon the amount of that participant's payment, dividend, or a combination thereof, and the price of the shares. A participant's account will be credited with that number of shares, including fractions computed to six decimal places, equal to the total amount invested divided by the purchase price. See Questions 11, 12 and 13 regarding limits on optional cash investments.

10.

What is the source of common stock purchased under the Plan?

Shares purchased under the Plan will be shares purchased on the open market or shares purchased from us in the form of newly issued shares. If shares purchased under the Plan are purchased on the open market, we will not receive any additional funds from those purchases. If shares purchased under the Plan are newly issued shares, we will receive additional funds from those purchases to be used for general corporate purposes as described under "Use of Proceeds" in this prospectus.

INITIAL INVESTMENTS AND OPTIONAL CASH PAYMENTS

11.

How do I make an optional cash investment? Are there limits?

You may make optional cash investments online through the Investor Center at computershare.com/investor or by personal check or monthly recurring automatic deductions from a pre-designated U.S. bank account, as described below. There is no obligation to make any optional cash investment, and the amount and timing of your investments may vary from time to time. Please see "Summary of the Plan – Plan Assistance and Information" for information on how to access the Investor Center or to contact the administrator.

Except as described in Question 3 with respect to new investors and employees, optional cash investments must be at least $25 for any single investment and may not exceed $50,000 per calendar quarter. We refer to this limit on the dollar amount of optional cash investments as the "maximum amount." In determining whether the maximum amount has been reached, initial investments will be counted as optional cash investments. See Question 12 if you are considering an optional investment exceeding the maximum amount.

Optional investments can be made:

•

Online: You may authorize individual or ongoing automatic deductions of a specified amount (not less than $25) from a designated U.S. bank account through the Investor Center at computershare.com/investor.

•

Check: You may deliver to the administrator a completed optional cash investment stub, which will be attached to your statement of account or enrollment form, together with a personal check (in U.S. dollars and drawn against a U.S. bank) payable to "Computershare/MGE Energy". Do not send cash, traveler's checks, money orders or third party checks.

•

Electronic Transfer from Bank Account: You may make monthly recurring automatic investments of a specified amount (not less than $25 or more than $50,000 per quarter) by electronic funds transfer from a pre-designated U.S. bank account.

You can initiate monthly automatic deductions online through the Investor Center at computershare.com/investor or you may complete and sign a direct debit authorization form and return it to the administrator together with a voided blank check for the account from which funds are to be drawn. Automatic deductions will be processed and will become effective as promptly as practicable.

Once a monthly automatic deduction is initiated, funds will be drawn from your designated bank account on the first day of each month (unless such date falls on a bank holiday or weekend, in which case funds will be deducted on the next banking business day) and will be invested in our common stock as soon as practicable, generally within a week.

You may change or terminate a monthly recurring automatic deduction by notifying the administrator. To be effective for a particular deduction date, however, notification must be received by the administrator at least seven business days preceding such deduction date.

See Question 14 for what happens if your check is returned unpaid for any reason, or your authorized electronic transfer is refused for any reason.

No interest will be paid on amounts held pending investment.

12.

What do I do if I want to make an optional payment exceeding $50,000 in a quarter?

You must request, and receive, our prior permission to make an optional payment exceeding the maximum amount of $50,000 in a calendar quarter. You must complete a Request for Waiver, which we may grant or deny in our sole discretion.

To apply for approval, you should request a "Request for Waiver" form by contacting the MGE Energy Shareholder Services at 1-800-356-6423. You will need to indicate whether your proposed purchase will be $1,000,000 or more, as different procedures apply for processing your request depending upon the amount of your proposed purchase.

You may send your completed Request for Waiver form through any of the following means:

•

By email, at investor@mgeenergy.com,

•

By facsimile, at 1-608 252-1554,

•

By U.S. mail, at MGE Energy, Inc., MGE Energy Shareholder Services, Post Office Box 1231, Madison, Wisconsin 53701-1231, or

•

By delivery, at MGE Energy, Inc., 623 Railroad Street, Madison, Wisconsin 53703.

Please note how we process Requests for Waiver:

•

Optional Cash Payment Less Than $1,000,000: If your Request for Waiver involves an optional cash payment less than $1,000,000, it will be deemed approved unless we notify you that we have decided not to accept it. Those notifications will be made by phone or email. Shares purchased with these granted Requests for Waivers can be purchased in the open market or directly from us, based on the share source and pricing currently being used for optional cash investments up to $50,000. The procedures described in Question 13 do not apply to those optional cash payments.

•

Optional Cash Payment Equal to, or Greater Than, $1,000,000: If your Request for Waiver involves an optional cash payment equal to, or greater than, $1,000,000, we will notify you if we have accepted it. If we accept your request, we will communicate that acceptance to you in writing by fax or email, and the procedures described in Question 13 will apply. If you do not receive a response from us regarding your Request for Waiver, you should assume that we have denied your request.

Any investor that submits a Request for Waiver that is not already a Plan participant and whose Request for Waiver is approved by us, must submit a completed enrollment form (see Question 5) along with the investor's optional cash payment. You must send the authorized amount to us according to the written instructions in the Request for Waiver form.

In deciding whether to approve a Request for Waiver, we will consider relevant factors including:

•

whether the Plan is then acquiring newly issued shares directly from us or acquiring shares in the open market;

•

our need for additional funds;

•

the attractiveness of obtaining additional funds through the sale of common stock as compared to other sources of funds;

•

the purchase price likely to apply to any sale of common stock;

•

the identity of the party submitting the request, including the extent and nature of the party's prior participation in the Plan;

•

the number of shares of common stock held of record by the party; and

•

the aggregate number of optional cash purchases in excess of $50,000 for which Requests for Waiver have been submitted.

If Requests for Waiver are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro-rata or by any other method that we determine to be appropriate in our sole discretion.

13.

What additional provisions apply to optional cash purchases equal to, or exceeding, $1,000,000 made pursuant to a Request for Waiver?

Our acceptance of a Request for Waiver will specify any applicable "pricing period," "threshold price," "pricing period extension" and "waiver discount," as those terms are described below. The purchase price of shares of our common stock purchased pursuant to the Request for Waiver will be calculated pro rata on a daily basis using the volume weighted average price of our common stock obtained from the Bloomberg LP (unless such service is unavailable, in which case we will designate another service to be utilized) as reported on the Nasdaq Stock Market (or such other exchange or quotation system on which our common stock is then listed or quoted) for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, up to and including the closing price, for each trading day during the relevant pricing period assuming any applicable "threshold price" is met each day, less any applicable "waiver discount."

Shares purchased pursuant to a granted Request for Waiver will be purchased directly from us. Optional cash investments made pursuant to a Request for Waiver will be priced as follows: Investments for which a Request for Waiver has been granted will be made subject to a "pricing period," which will generally consist of one (1) to twelve (12) separate days during which trading of our common stock is reported on the Nasdaq Stock Market. Each of these separate days will be an "investment date," and an equal proportion of the investment amount will be invested on each trading day during such pricing period, subject to the qualifications listed below. The purchase price for shares acquired on a particular investment date will be equal to 100% (subject to change as provided below) of the volume-weighted average price (less any applicable discount), of our common stock obtained from Bloomberg LP (unless such service is unavailable, in which case we will designate another service to be utilized) as reported on the Nasdaq Stock Market (or such other exchange or quotation system on which our common stock is then listed or quoted) for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, up to and including the closing price, for that investment date. For example, if a cash investment of $10 million is made pursuant to an approved Request for Waiver and the pricing period is ten days, the number of shares will be calculated for each day of the pricing period by taking a pro rata portion of the total cash investment for each day of the pricing period, which would be $1 million, and dividing it by the volume-weighted average price obtained from Bloomberg LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time, up to and including the closing price, less any waiver discount. Funds for such investments must be received by the administrator not later than the first business day before the first day of the pricing period.

•

Pricing Period.

We will specify in our acceptance of a Request for Waiver how many trading days are in a pricing period, which will generally consist of one (1) to twelve (12) separate days during which trading of our common stock is reported on the Nasdaq Stock Market and any applicable threshold price, pricing period extension feature and waiver discount.

The administrator will apply all optional cash investments pursuant to Requests for Waiver that are approved by us and that are received by us by wire transfer on or before the first business day before the first day of the relevant pricing period to the purchase of shares of our common stock. The allocation of the shares will occur as soon as practicable, but no later than five business days after the investment date, which is the last day of the pricing period or any extended pricing period. The purchase price may be subject to a threshold price and may be reduced by the waiver discount, each as more fully described below. All such optional cash investments received after the close of business on the first business day before the first day of the relevant pricing period will be returned without interest.

•

Threshold Price.

We may, in our sole discretion, establish for any pricing period a "threshold price" applicable to optional cash investments made pursuant to Requests for Waiver. The threshold price will be the minimum price applicable to purchases of our common stock pursuant to Requests for Waiver during the applicable pricing period. At least three business days prior to the first day of the applicable pricing period, we will determine whether to establish a threshold price, and if the threshold price is established, its amount, and will so notify the administrator. We will then specify in our acceptance of a Request for Waiver whether there is a threshold price and, if there is a threshold price, its amount. We will make that determination, in our sole discretion, after a review of various factors, including current market conditions, the level of participation in the Plan and our current and projected capital needs.

If established for any pricing period, the threshold price will be stated as a dollar amount that the Nasdaq Stock Market volume-weighted average price of our common stock obtained from the Bloomberg LP (unless such a service is unavailable, in which case we will designate another service to be utilized) as reported on the Nasdaq Stock Market (or such other exchange or quotation system on which our common stock is then listed or quoted) for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, up to and including the closing price (not adjusted for waiver discounts, if any) must equal or exceed on each trading day of the relevant pricing period. In the event that the threshold price is not satisfied for a trading day in the pricing period or there are no trades of our common stock reported by the Nasdaq Stock Market for a trading day, then that trading day will be excluded from the pricing period with respect to optional cash investments made pursuant to a Request for Waiver, and all trading prices for that day will be excluded from the determination of the purchase price. For example, if the threshold price is not satisfied for two of the 10 trading days in a pricing period, then the purchase price will be based upon the remaining eight trading days on which the threshold price was satisfied.

A portion of each optional cash investment made pursuant to a Request for Waiver will be returned for each trading day during a pricing period on which the threshold price is not satisfied and for each trading day on which no trades of our common stock are reported on the Nasdaq Stock Market. The returned amount will equal the total amount of the optional cash investment multiplied by a fraction the numerator of which is the number of trading days that the threshold price is not satisfied or trades of our common stock are not reported on the Nasdaq Stock Market and the denominator of which is the number of trading days in the pricing period. For example, if the threshold price is not satisfied or if no sales are reported for one of 10 trading days in a pricing period, one-tenth of your optional cash investment will be returned to you without interest.

The establishment of the threshold price, and the possible return of a portion of your investment in the event a threshold price is not satisfied, apply only to optional cash investments made pursuant to Requests for Waiver. Setting a threshold price for a pricing period will not affect the setting of a threshold price for any subsequent pricing period. We may waive our right to set a threshold price for any pricing period.

•

Pricing Period Extension Feature.

We may, in our sole discretion, elect in our acceptance of a Request for Waiver to activate for any given pricing period a "pricing period extension feature," which will provide that the initial pricing period will be extended by the number of days that the threshold price is not satisfied, or on which there are no trades of our common stock reported by the Nasdaq Stock Market, subject to a maximum extension of five days. If the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period in lieu of a day on which the threshold price was not met or trades of our common stock were not reported. For example, if the pricing period is 10 trading days, and the threshold price is not satisfied for three out of those 10 days, and we had indicated in our acceptance of a Request for Waiver that the pricing period extension feature was activated, then the pricing period will automatically be extended for 3 trading days, and if the threshold price is satisfied on the next three trading days, then those three days will be included in the pricing period in lieu of the three days on which the threshold price was not met. As a result, the purchase price will be based upon the ten trading days of the initial and extended pricing period on which the threshold price was satisfied and all of the optional cash investment will be invested (rather than, if we had elected not to extend the pricing period, 30% of your proposed optional cash investment being returned to you).

•

Waiver Discount.

At least three business days prior to the first day of an applicable pricing period, and at the same time the threshold price is determined, if any, we may, in our sole discretion, establish a "waiver discount" of 0% to 3% from the market price applicable to optional cash investments made pursuant to a Request for Waiver. The waiver discount may vary for different investment dates but will apply uniformly to all optional cash investments made pursuant to Requests for Waiver that were accepted with respect to a particular investment date.

We will determine, in our sole discretion, whether to establish a waiver discount after a review of various factors, including current market conditions, the level of participation and our current and projected capital needs. We will specify any applicable waiver discount in our notice of acceptance of a Request for Waiver.

Setting a waiver discount for a particular investment date shall not affect the setting of a waiver discount for any subsequent investment date. The waiver discount will apply only to optional cash investments equal to or greater than $1,000,000. The waiver discount will apply to the entire optional cash purchase and not just the portion of the optional cash purchase that exceeds $1,000,000.

14.

What happens if a check is returned unpaid, or an electronic transfer is refused, by a participant's financial institution?

If your check is returned unpaid for any reason, or your authorized electronic transfer is refused for any reason, the administrator will immediately remove shares that were purchased in anticipation of the collection of those funds from your account. Those shares will be sold to recover any uncollected funds. If the net proceeds of the sale of those shares are not sufficient to recover the full amount of the uncollected funds, the administrator reserves the right to sell additional shares from any accounts you maintain with the administrator as may be necessary to recover the full uncollected balance. There is a $35 fee for any check or other deposit that is returned unpaid by your bank and if your authorized electronic payment is refused for any reason. This fee will be collected by the administrator through the sale of the number of shares from your account necessary to satisfy the fee.

DIVIDEND REINVESTMENT

15.

How do I elect reinvestment? How do I change that election?

You may elect to invest in common stock by reinvesting all or a portion of the cash dividends paid on all or a portion of the common stock registered in your name, common stock purchased through the Plan and credited to your account and common stock deposited into the Plan for safekeeping, by designating your election with the administrator. If you elect partial reinvestment of cash dividends, you must designate the whole number of shares for which reinvestment is desired. Once you elect reinvestment, cash dividends on the designated shares of common stock will be reinvested in shares of common stock. The amount reinvested will be reduced by any amount which is required to be withheld under any applicable tax or other statutes. If you have specified partial reinvestment, that portion of cash dividends not designated for reinvestment will be sent to you by check in the usual manner or with regard to the partial reinvestment of cash dividends on common stock credited to your account, by electronic direct deposit, if you have elected the direct deposit option.

If you do not make an election with respect to shares held in your account, cash dividends paid on shares of common stock credited to your account that were purchased through the Plan or deposited into the Plan for safekeeping will automatically be reinvested in shares of common stock.

You may change at any time your reinvestment options, including changing the reinvestment level (i.e., full, partial or none) of cash dividends, online through the Investor Center at computershare.com/investor, by telephone or by delivering written instructions or a new enrollment form to that effect to the administrator.

To be effective with respect to a particular cash dividend date, any instructions to change reinvestment options must be received by the administrator prior to the cash dividend record date. If instructions are not received by the administrator prior to the record date, the instructions will not become effective until after such dividend is paid. The shares of common stock purchased with these funds will be credited to your account.

16.

When will dividend funds be reinvested?

Dividends will be invested in common stock as soon as practicable following the dividend payment. Dividends not invested in common stock within 30 days of receipt will be promptly returned to you. The administrator will hold (including in the name of its nominee) all shares of our common stock purchased or deposited for participants and will establish and maintain Plan account records that reflect each participant's separate interest. No interest will be paid on funds held by the administrator pending investment.

17.

What provision is made for participants whose dividends are subject to tax withholding?

In those cases, we will invest an amount equal to the cash dividend less the amount of tax required to be withheld. Only the net dividend will be applied by us to the purchase of common stock. Our quarterly statements for those participants will indicate the amount of tax withheld and the net dividend reinvested.

18.

Will participants be credited with dividends on fractions of shares?

Yes.

WITHDRAWAL

19.

When and how may participants withdraw shares from the Plan?

You can withdraw from the Plan at any time by contacting the administrator through the Investor Center at computershare.com/investor, by telephone or in writing. In your request, you can instruct the administrator to withdraw some or all of your shares by:

•

continuing to hold your whole shares in safekeeping and selling any fraction of a share less any applicable fees,

•

issuing a certificate for the whole shares held in your account and selling any fraction of a share less any applicable fees or

•

selling your shares, including any fraction of a share held in your account less any applicable fees.

The administrator will process a proper and complete request for withdrawal as soon as practicable (typically within five business days after receipt).

To be effective with respect to a particular cash dividend date, the administrator should receive your withdrawal request prior to the cash dividend record date. If the administrator receives your request to withdraw on or after the record date for a dividend, the administrator may either pay the dividend in cash or reinvest it under the Plan on the next investment date on your behalf. If reinvested, the administrator may sell the shares purchased and send the proceeds to you, less any applicable fees. Withdrawal of all shares held by a participant in the Plan will result in the termination of the participant's participation in the Plan.

20.

When and how may participants sell all or a portion of their common stock from the Plan?

You have four choices when making a sale, depending on how you submit your sale request, as described below. Please see Question 26 for a description of the fees associated with each choice.

•

Market Order

A market order is a request to sell shares promptly at the current market price. Market order sales are only available at computershare.com/investor or by calling the administrator directly at 1-800-356-6423. Market order sale requests received at computershare.com/investor or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern time will be placed promptly on the next day the market is open. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be canceled at the end of such day. To determine if the shares were sold, you should check your account online at computershare.com/investor or call the administrator directly at 1-800-356-6423. If the market order sale was not filled and you still would like the shares sold, you will need to re-enter the sale request.

•

Batch Order

A batch order is an accumulation of all sale requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All sale requests received in writing will be submitted as batch order sales. The administrator will seek to sell shares in round lot (100 shares) transactions. For this purpose, the administrator may combine each selling participant's shares with those of other selling participants.

In every case of a batch order sale, the price to each selling participant will be the weighted-average sale price obtained by the administrator's broker-dealer for each aggregate order placed by the administrator and executed by the broker.

•

Day Limit Order

A day limit order is an order to sell securities when and if they reach a specific trading price on a specific day. Day limit orders are only available at computershare.com/investor or by calling the administrator directly at 1-800-356-6423. The order is automatically canceled if the price is not met by the end of that day (or, for orders placed after-market hours, the next day the market is open). Depending on the number of shares being sold and the current trading volume in the securities, such an order may only be partially filled, in which case the remainder of the order will be canceled. The order may be canceled by the applicable stock exchange, by the administrator at its sole discretion or, if the administrator's broker-dealer has not filled the order, at your request made online at computershare.com/investor or by calling the administrator directly at 1-800-356-6423.

•

Good-Til-Canceled (''GTC'') Limit Order

A GTC limit order is an order to sell shares when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). GTC limit orders are only available at computershare.com/investor or by calling the administrator directly at 1-800-356-6423. Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If shares are traded on more than one day during which the market is open, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically canceled if the trading price is not met by the end of the order period. The order may be canceled by the applicable stock exchange, by the administrator at its sole discretion or, if the administrator's broker-dealer has not filled the order, at your request made online at computershare.com/investor or by calling the administrator directly at 1-800-356-6423.

See Question 26 for information regarding sales fees.

The administrator may, for various reasons, require a sales request to be submitted in writing. You should contact the administrator to determine if there are any limitations applicable to your particular sale request.

You should be aware that the price of our common stock may rise or fall during the period between a request for sale, its receipt by the administrator, and the ultimate sale on the open market. Instructions for a market order or a batch sale are binding and may not be rescinded.

If you elect to sell shares online at computershare.com/investor through the Investor Center, you may utilize the administrator's international currency exchange service to convert your sale proceeds to local currency prior to those proceeds being sent to you. Receiving sales proceeds in a local currency and having a check drawn on a local bank avoids the time consuming and costly ''collection'' process required for cashing U.S. dollar checks. This service is subject to additional terms and conditions and fees, to which you must agree online.

The administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, if you elect to sell shares through the administrator, you will not have any authority or power to direct the time or price at which shares are sold (except for prices specified for day limit orders or GTC limit orders), and only the administrator will select the broker-dealer through whom sales are to be made.

The administrator may deduct any applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Internal Revenue Service (IRS) Form W-9 for participants that are "United States persons" (within the meaning of the Internal Revenue Code), or IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other applicable IRS Form W-8 for participants that are not "United States persons" (within the meaning of the Internal Revenue Code), will be subject to U.S. federal backup withholding. See Question 38 for more information.

21.

When may former participants rejoin the Plan?

Generally, a former participant may again become a participant at any time by completing a new enrollment form. However, we reserve the right to reject any enrollment form from a previous participant on grounds of excessive joining and termination. This reservation is intended to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term investment service.

CERTIFICATES FOR SHARES

22.

Will certificates be issued for the common stock purchased?

Normally, certificates for common stock purchased under the Plan will not be issued to participants. Instead, the common stock purchased for each participant will be credited electronically to the participant's account and will be shown on the participant's statement of account. This convenience protects against loss, theft, or destruction of common stock certificates. See Question 27 regarding issuance of statements of account.

23.

How does a participant request the issuance of certificates?

A participant may request certificates for any number of whole shares credited to the participant's account under the Plan. The request should be made by contacting the administrator through one of the options listed under "Summary of the Plan – Plan Assistance and Information" in this prospectus. Certificates for fractions of shares will not be issued to a participant under any circumstances.

Common stock credited to the account of a participant under the Plan may not be pledged. A participant who wishes to pledge common stock must request that certificates for the common stock be issued in his or her name.

24.

In whose name will certificates be registered when issued?

Accounts under the Plan will be maintained in a participant's name as shown on our shareholder records. As explained in Question 22, certificates will not be issued to represent shares held in the Plan.

When certificates are requested for Plan shares, they will be registered in the participant's name as shown on our shareholder records. Certificates will be issued for whole shares only.

Upon written request, certificates can also be registered and issued in names other than that of a participant, subject to compliance with any applicable laws and to payment by the participant of any applicable taxes. The request must be in the proper form and bear the signature of the participant, and that signature must be guaranteed by an eligible financial institution acceptable to our transfer agent.

SAFEKEEPING OF CERTIFICATES

25.

Can certificates be sent to us for safekeeping?

At the time of enrollment, or at any later time, you may take advantage of the Plan's cost-free safekeeping services. Common stock held in certificate form by you may be deposited into the Plan, to be held in book-entry form by the administrator, by delivering a letter of instruction and such certificates to the administrator. These certificates should not be endorsed.

We strongly recommend that certificates be sent by registered or certified mail, with adequate insurance. However, the method used to submit certificates to the administrator is at your option and risk. Participants bear all risk of loss in sending certificates to us for safekeeping.

The shares of common stock deposited will be credited to your account. Thereafter, the shares of common stock will be treated in the same manner as shares of common stock purchased under the Plan and credited to your account. References in this prospectus to shares of common stock credited to your account will include shares of common stock deposited into the Plan for safekeeping unless otherwise indicated. Cash dividends paid on shares of common stock credited to your account that were deposited into the Plan for safekeeping will be reinvested in accordance with your current Plan election unless you notify the administrator otherwise.

Shares represented by certificates to be held under the Plan will be canceled and registered in the name of a nominee as custodian for participants in the Plan and credited to the participant's account. Shares represented by certificates to be held in the direct registration system will be cancelled and registered electronically in the same name as appears on the surrendered certificate(s).

In the event that a certificate is lost, a bond and replacement fee will be assessed based upon the current surety rate of 3% of the current market value of the shares (minimum of $50) represented by the lost certificate, plus a processing fee (currently $65 if participants go online to replace certificates, $80 for all other requests).

COSTS

26.

Are there any expenses to participants under the Plan?

Costs to administer the Plan will be paid by us, except that the trading fees described below will apply to purchases of shares on the open market and the trading fees and transaction fees described below will apply to sales of shares by participants.

There are no fees charged to participants when shares of common stock purchased under the Plan are newly issued shares, because shares are purchased from us and no trading fee is incurred.

For additional charges that may apply, please refer to the table below:

Fee Disclosure Table

Enrollment Fee	None

Purchase/Investment Fees
Administrative fee	None
Purchases from the company	None
Purchases in the open market - trading fee	$0.05 per share

Sales Fees
Sales - trading fee	$0.12 per share
Batch order sales	$15.00 per transaction
Transaction fees:
Market order sales	$25.00 per transaction
Day limit order sales	$25.00 per transaction
Good-til-Canceled order sales	$25.00 per transaction
Agent assistance fee	$15.00 per transaction
Direct deposit of proceeds	$5.00 per transaction
Wire of sale proceeds	$35.00 per transaction

Fee for Returned Checks/Insufficient Funds	$35.00 per item

Certificate Deposit	None

Certificate Issuance	Online request: $25.00 per transaction
Telephone request: $40.00 per transaction

Per share fees include any applicable brokerage commissions the administrator is required to pay. Any fractional shares will be rounded up to a whole share for purposes of calculating the per share fee.

REPORTS TO PARTICIPANTS

27.

What kind of reports will be sent to participants in the Plan?

Statements of account activity will be sent to you after each transaction. Each account statement will show the amount invested, the purchase or sale price, the number of shares purchased or sold and any applicable fees, as well as any activity associated with share deposits or withdrawals. The statement will include specific cost basis information in accordance with applicable law. Please notify the administrator promptly if your address changes. Account statements are the participant's continuing record of purchases and should be retained for income tax purposes.

28.

What other communications will participants receive from us?

Each participant will receive the same communications as every other shareholder of record. These communications include quarterly financial reports, the annual financial report, the notice of annual meeting of shareholders and the proxy statement, proxy, and income tax information, including 1099 forms for reporting dividends and sale proceeds received by the participant. See Question 34 regarding voting of shares held in the Plan.

ADMINISTRATION

29.

Who is the administrator and what are the responsibilities of MGE Energy, Inc. and the administrator under the Plan?

Computershare Trust Company, N.A. is the Plan administrator. Computershare is responsible for administering the Plan, receiving all your cash investments, maintaining records of account activities, issuing statements of account and performing other duties required by the Plan.

If we have decided that shares purchased under the Plan are to be purchased in the open market, the administrator or another agent selected by the administrator that is an "agent independent of the issuer," as that term is defined in the rules and regulations under the Securities Exchange Act of 1934, will purchase shares of common stock in the open market. In this prospectus, we refer to the "agent independent of the issuer" as the "independent agent." The administrator will use a registered broker-dealer that is independent of us as the independent agent to make these purchases. The independent agent may be affiliated with the administrator. The independent agent is responsible for purchasing and selling shares of common stock in the open market for participants' accounts in accordance with the provisions of the Plan.

Neither we nor the administrator will be liable for any act done in good faith, or for any omission to act in good faith, including, without limitation, any act giving rise to a claim of liability arising out of failure to terminate a participant's participation in the Plan upon a participant's death prior to the receipt of notice in writing of such death, the prices at which shares of our common stock are purchased or sold for participants' accounts, the times when purchases or sales are made, or fluctuations in the market value of our common stock.

A participant should recognize that neither we nor the administrator can assure a profit or protect against a loss on our common stock purchased or sold under the Plan.

The foregoing does not affect a participant's right to bring a cause of action based on alleged violations of federal securities laws.

30.

Can the Plan be changed or discontinued?

We reserve the right to suspend, modify, or terminate the Plan at any time. Notice of any suspension, modification, or termination will be sent to all affected participants.

The administrator also may terminate your Plan account if you do not own at least one whole share. In the event that your Plan account is terminated for this reason, a check for the cash value of the fractional share based upon the then-current market price, less any applicable fees, will be sent to you and your account will be closed.

31.

Who interprets and regulates the Plan?

We reserve the right to interpret and regulate the Plan.

32.

Which law governs the Plan?

The Plan is governed by and construed in accordance with the laws of the State of Wisconsin.

OTHER INFORMATION

33.

What happens if we issue a stock dividend or declare a stock split?

Any stock dividends or split shares distributed by us on common stock held in the Plan for a participant will be credited to the participant's Plan balance. Stock dividends or split shares distributed on certificated shares registered in the name of a participant will be registered in the participant's name and may be issued in book entry form through the direct registration system.

34.

How will participants' common stock be voted at meetings of shareholders?

The common stock credited to a participant's account may only be voted in accordance with the participant's instructions given on a proxy form, which will be furnished to all shareholders.

FEDERAL INCOME TAX CONSEQUENCES

The federal income tax information in Questions 35 through 38 is provided only as a guide to noncorporate participants who hold shares of our common stock as a capital asset. You should consult with your own tax advisors for more specific information on rules regarding the tax consequences of the Plan under federal and state income tax laws and the tax basis of shares held under the Plan in special cases, such as death of a participant or a gift of Plan shares and for other tax consequences.

Because state income tax laws vary between states, information on state tax consequences is not discussed in this prospectus. You should consult with your own tax advisors regarding the tax consequences of Plan participation under the specific state income tax laws to which you are subject.

35.

What are the federal income tax consequences of participation in the Plan?

Participants in the Plan, in general, have the same federal income tax obligations with respect to dividends on their common stock as do shareholders who are not participants in the Plan. Cash dividends reinvested under the Plan will be treated for federal income tax purposes as having been received even though the participant does not actually receive cash but, instead, purchases common stock under the Plan. Generally, any dividends described above will be taxable to participants as ordinary dividend income to the extent of our current or accumulated earnings and profits for federal income tax purposes. The amount of any dividends in excess of earnings and profits will reduce a participant's tax basis in the common stock with respect to which the dividend was received, and, to the extent in excess of basis, result in capital gain.

Dividends will be eligible for a reduced rate of federal income taxation for individuals (not exceeding 20%), provided that the dividends are paid with respect to shares held for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date, the individual is not obligated to make related payments with respect to substantially similar or related property (for example, pursuant to a short sale of such shares), and certain other conditions are met. As a separate matter, investment earnings, such as dividends and gains from common stock, will be subject to a 3.8% Medicare tax in the hands of individuals having adjusted gross income in excess of $200,000 ($250,000 in the case of joint returns). The same tax will apply in the case of certain trusts and estates.

Participants in the Plan will not recognize any income for federal income tax purposes upon the purchase of shares of common stock with initial investments and optional cash payments. See Question 36 regarding the tax basis of those shares.

36.

What is the federal tax basis of shares of common stock purchased under the Plan?

In order to determine the tax basis of shares purchased under the Plan and for other tax consequences, you should consult with your tax advisor. As a general rule, the tax basis of shares (or any fraction of a share) of common stock purchased under the Plan will be equal to the purchase price for those shares (or share), including any trading fees paid by us. The holding period for shares of common stock purchased under the Plan (or a fraction thereof) will begin on the day following the purchase date.

37.

What are the federal income tax consequences of a sale of common stock purchased under the Plan?

A participant will not realize any federal taxable income upon receipt of certificates for whole shares of common stock previously credited to the participant's account, whether upon request, withdrawal from the Plan, or our termination of the Plan. However, gain or loss generally will be realized when a participant sells or otherwise disposes of shares and with respect to any cash payment by us for a fractional share.

The gain or loss will be equal to the difference between the amount received for shares (or a fractional share) and the participant's tax basis therefor. If shares of common stock purchased under the Plan are held for more than one year, the gain or loss realized upon the sale thereof generally will be long-term capital gain or loss; if the shares are held for a shorter period, the gain or loss will be short-term capital gain or loss.

The maximum federal income tax rate for individual taxpayers on adjusted net capital gain (that is, generally, the excess of the taxpayer's net long-term capital gain over the taxpayer's net short-term capital loss) is 20% (plus the 3.8% Medicare tax for certain individuals as described above).

The type of tax information we provide to you on the sale of Plan shares will depend on whether the shares sold were purchased after 2011 (Post-2011 shares) or before 2012 (Pre-2012 shares). Unless otherwise instructed, any sale of Plan shares will be deemed to first come from your Pre-2012 shares, starting with the oldest, until all your Pre-2012 shares have been sold. After all your Pre-2012 shares have been sold, and unless otherwise instructed, any sale of Plan shares will be deemed to come from your Post-2011 shares, starting with the oldest.

Regardless of the taxable year, when Pre-2012 shares are sold, we will be required to report to you on IRS Form 1099-B, only the gross proceeds from the sale of such shares. When Post-2011 shares are sold, we will also be required to report to you on IRS Form 1099-B the basis and holding period of such Post-2011 shares. Because, unless otherwise instructed, sales of any Post-2011 shares will be deemed to come from your Post-2011 shares, starting with the oldest, the holding period and basis reported to you from a sale will be the holding period and basis of such oldest shares.

You should consult with your tax advisor to determine the tax basis and holding period of shares purchased under the Plan and whether in your situation there are other methods for determining the basis and holding periods of shares sold.

38.

Is income on shares held in the Plan subject to withholding?

If you fail to furnish a properly completed Form W-9 or its equivalent, then the federal income tax "backup withholding" provisions will require us to withhold tax from any dividends and sales proceeds.

Participants who are not United States citizens or residents are generally subject to a withholding tax on any dividends payable to them. In general, the rate of withholding tax is 30% unless it is reduced under an income tax treaty between the United States and the participant's country of residence. Dividends and sales proceeds payable to participants who hold their shares through a foreign financial institution, may be subject to special reporting rules referred to as "FATCA." Under these rules, the foreign financial institution must comply with various information reporting, withholding and other requirements with respect to dividends, and, after December 31, 2018, with respect to sales proceeds. If these rules are applicable but are not complied with, such dividends and sales proceeds will be subject to withholding tax at a rate of 30% notwithstanding a treaty that provides for a lower rate.

DESCRIPTION OF COMMON STOCK

General

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $1 per share, of which 34,668,370 shares were issued and outstanding as of January 8, 2018.

The following summarizes certain provisions of our Amended and Restated Articles of Incorporation and the Wisconsin Business Corporation Law that relate to our common stock.

Voting Rights

Except as described below under "Limitation of Voting Rights of Substantial Shareholders," each share of our common stock entitles its holder to one vote in all elections of directors and any other matter submitted to a vote at a meeting of shareholders. Since our common stock does not have cumulative voting rights, the holders of more than 50% of the shares, if they choose to do so, can elect all of the directors.

All corporate action to be taken by our shareholders may be authorized by a majority of votes cast by holders entitled to vote at a duly authorized meeting, although:

•

the affirmative vote of the holders of two-thirds of our outstanding stock is necessary to amend our Amended and Restated Articles of Incorporation and to approve various fundamental corporate changes, including a merger or share exchange or the sale of all or substantially all of our assets or the dissolution of our company; and

•

the affirmative vote of the holders of 80% of our outstanding stock entitled to vote for the election of directors is required to amend the provisions of our Amended and Restated Bylaws relating to the removal of directors only for cause.

Limitation of Voting Rights of Substantial Shareholders

Article Eighth of our Amended and Restated Articles of Incorporation provides for limited voting rights by the record holders of our "voting stock" that is beneficially owned by a "Substantial Shareholder." These provisions may render more difficult or discourage a merger involving our company, an acquisition of our company, the acquisition of control over our company by a Substantial Shareholder, and the removal of incumbent management.

Under Article Eighth, a Substantial Shareholder (including the shareholders of record of its beneficially owned shares) is entitled to cast one vote per share (or another number of votes per share as may be specified in or pursuant to our Amended and Restated Articles of Incorporation) with respect to the shares of voting stock which would entitle the Substantial Shareholder to cast up to 10% of the total number of votes entitled to be cast in respect of all the outstanding shares of voting stock. With respect to shares of voting stock that would entitle the Substantial Shareholder to cast more than 10% of the total number of votes, however, the Substantial Shareholder is entitled to only one one-hundredth (1/100th) of the votes per share which it would otherwise be entitled to cast. In addition, in no event may a Substantial Shareholder exercise more than 15% of the total voting power of the holders of voting stock (after giving effect to the foregoing limitations).

If the shares of voting stock beneficially owned by a Substantial Shareholder are held of record by more than one person, the aggregate voting power of all holders of record, as limited by the provisions described above, will be allocated in proportion to the number of shares held. In addition, our Amended and Restated Articles of Incorporation provide that a majority of the voting power of all the outstanding shares of voting stock (after giving effect to the foregoing limitations on voting rights) constitutes a quorum at all meetings of shareholders.

For the purposes of Article Eighth:

"Voting stock" includes our common stock and, unless expressly exempted by our shareholders or our board of directors in connection with the authorization of a class or series of preferred or preference stock, any class or series of preferred or preference stock then outstanding entitling its holder to vote on any matter with respect to which a determination is being made pursuant to Article Eighth. Our Amended and Restated Articles of Incorporation do not presently authorize any class of stock other than common stock.

"Substantial Shareholder" includes any person or entity (other than us, any of our subsidiaries, our and our subsidiaries' employee benefit plans and the trustees thereof), or any group formed for the purpose of acquiring, holding, voting, or disposing of shares of voting stock, that is the beneficial owner of voting stock representing 10% or more of the votes entitled to be cast by the holders of all the then outstanding shares of voting stock. For purposes of our Amended and Restated Articles of Incorporation, a person is deemed to be a "beneficial owner" of any shares of voting stock which that person (or any of its affiliates or associates) beneficially owns, directly or indirectly, or has the right to acquire or to vote, or which are beneficially owned, directly or indirectly, by any other person with which that person (or any of its affiliates or associates) has an agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of voting stock.

The following is an example of how the votes available to a Substantial Shareholder would be limited by Article Eighth. The example assumes we have a Substantial Shareholder who holds 600 of 1,000 outstanding shares of voting stock. In the absence of the provision, the Substantial Shareholder would be entitled to cast 600 out of 1,000 votes, or 60%–i.e., one vote for each share held. Under the provision, the Substantial Shareholder would be limited to 70 out of 470 votes, or just under 15%. The provision restricts the votes available to the Substantial Shareholder in two ways–it limits the votes available for shares representing more than 10% of the outstanding voting stock and further limits the vote so calculated to no more than 15% of the total voting power of the holders of voting stock. Under the first limit, the Substantial Shareholder would have 105 votes–one vote for each share up to 10% of the outstanding voting stock (100 shares representing 100 votes) and one-one hundredth vote for each additional share (500 shares representing 5 votes). The second limit would further restrict the votes available since, prior to any further adjustment, the Substantial Shareholder would be entitled to cast 21% of the total voting power–i.e., 105 votes out of a total of 505 votes then entitled to be cast (that is, 105 votes by the Substantial Shareholder and 400 votes by all other shareholders). The second limit reduces those votes until the percentage does not exceed 15%–i.e., 70 votes out of a total of 470 entitled to be cast by all shareholders (that is, 70 votes by the Substantial Shareholder and 400 votes by all other shareholders).

Accordingly, beneficial owners of more than 10% of the outstanding shares of our voting stock will be unable to exercise voting rights proportionate to their equity interests.

Subject to specified exceptions, Section 180.1150 of the Wisconsin Business Corporation Law, which is referred to as the Wisconsin control share statute, limits the voting power of shares of a Wisconsin corporation held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors to 10% of the full voting power of those excess shares. In other words, a person holding 500 shares of a corporation subject to Section 180.1150 of the Wisconsin Business Corporation Law with 1,000 shares outstanding would be limited to 230 votes (that is, 200 votes (20% of the total voting power) plus 30 votes (10% of the excess 300 shares)) on any matter subjected to a shareholder vote. Full voting power may be restored if a majority of the voting power shares represented at a meeting are voted in favor of a restoration of full voting power. This provision may deter any shareholder from acquiring in excess of 20% of our outstanding voting stock.

Possible Anti-Takeover Effects of Certain Provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and Wisconsin State Law

Provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws providing for a classified board of directors, limiting the rights of shareholders to remove directors, reducing the voting power of persons holding 10% or more of our common stock, requiring a two-thirds vote with respect to an amendment of the Articles and various fundamental corporate changes and permitting us to issue additional shares of common stock without further shareholder approval except as required under rules of the Nasdaq Stock Market could have the effect, among others, of discouraging takeover proposals for our company or impeding a business combination between us and a major shareholder.

The Wisconsin Holding Company Act provides that no person may take, hold or acquire, directly or indirectly, more than 10% of the outstanding voting securities of a holding company, such as our company, unless the Public Service Commission of Wisconsin (PSCW) determines that such action is in the best interest of utility consumers, investors and the public.

Dividend Rights

Holders of our common stock are entitled to receive dividends on their shares when, as and if declared by our board of directors out of funds legally available for distribution. As a practical matter, our ability to pay dividends on our common stock will be determined by the ability of our operating subsidiaries, principally MGE, to pay dividends to us.

Dividend payments by MGE to us are subject to restrictions arising under a PSCW rate order and, to a lesser degree, MGE's first mortgage bonds. The PSCW order restricts any dividends, above the PSCW authorized amount of $43 million, that MGE may pay us when its common equity ratio, calculated in the manner used in the rate proceeding, is less than 55%. MGE's thirteen month rolling average common equity ratio at December 31, 2016, is estimated to have been 60.2%, as determined under the calculation used in the rate proceeding. MGE was not restricted in paying cash dividends in 2016. Cash dividends of $50 million were paid to us by MGE in 2016. The rate proceeding calculation includes as indebtedness imputed amounts for MGE's outstanding purchase power capacity payments and other PSCW adjustments but excludes the indebtedness associated with our subsidiaries, MGE Power West Campus LLC and MGE Power Elm Road LLC, which are consolidated into MGE's financial statements in accordance with FIN No. 46-R, but are not direct obligations of MGE.

In addition, MGE has covenanted with the holders of its first mortgage bonds not to declare or pay any dividend or make any other distribution on or purchase any shares of its common stock unless, after giving effect thereto, the aggregate amount of all such dividends and distributions and all amounts applied to such purchases, after December 31, 1945, shall not exceed the earned surplus (retained earnings) accumulated subsequent to December 31, 1945. As of December 31, 2016, approximately $338.5 million was available for the payment of dividends under this covenant. As of December 31, 2016, there was one series of first mortgage bonds outstanding under the first mortgage bond indenture, representing indebtedness in the amount of $1.2 million. We refer you to MGE's Indenture of Mortgage and Deed of Trust dated as of January 1, 1946 with U.S. Bank, N.A. (successor to First Wisconsin Trust Company), as trustee, for the complete text of these provisions.

Our subsidiary, MGE Power West Campus, LLC, has covenanted with the holders of its outstanding senior secured notes not to declare or make distributions to us in the event that, both before and after giving effect to such distribution, its total debt to total capitalization would exceed .65 to 1.00 or its projected debt service coverage ratio for the following four fiscal quarters would be less than 1.25 to 1.00. Projected debt service coverage considers the projected revenues available for debt service, after deducting expenses other than debt service, in relation to projected debt service on indebtedness.

Our subsidiary, MGE Power Elm Road LLC, has covenanted with the holders of its outstanding senior secured notes not to declare or make distributions to us in the event that, both before and after giving effect to such distribution, its projected debt service coverage ratio for the following four fiscal quarters would be less than 1.25 to 1.00. Projected debt service coverage considers the projected revenues available for debt service, after deducting expenses other than debt service, in relation to projected debt service on indebtedness.

Liquidation Rights

In the event we liquidate or dissolve, holders of our then outstanding common stock are entitled to receive ratably all of our assets remaining after all of our liabilities have been paid.

Preemptive and Subscription Rights

Holders of our common stock, solely by virtue of their holdings, do not have any preemptive rights to subscribe for or purchase any shares of our capital stock which we may issue in the future.

Liability to Further Calls or to Assessment

All of our outstanding shares of common stock have been fully paid and are nonassessable.

Miscellaneous

We reserve the right to increase, decrease, or reclassify our authorized capital stock and to amend or repeal any provisions in our Amended and Restated Articles of Incorporation or in any amendment thereto in the manner now or hereafter prescribed by law, subject to the limitations in our Amended and Restated Articles of Incorporation. All rights conferred on the holders of our common stock in our Amended and Restated Articles of Incorporation or any amendment thereto are subject to this reservation. Our common stock does not have any conversion rights.

COMMON STOCK DIVIDENDS AND MARKET

We have paid quarterly dividends on our common stock since the share exchange in which we became the parent holding company of MGE.

Our practice of paying dividends quarterly (in March, June, September, and December), the time of payment, and the amount of future dividends are necessarily dependent upon our earnings, financial requirements, and other factors. See "Description of Common Stock – Dividend Rights" above for more information.

Our common stock is traded on The Nasdaq Stock Market under the symbol "MGEE."

PLAN OF DISTRIBUTION

Except to the extent the independent agent purchases shares of our common stock in the open market, we will sell directly to the Plan participants the shares of our common stock purchased under the Plan. There are no fees in connection with the purchases of such newly issued shares of our common stock.

In connection with the administration of the Plan, we may be requested to approve investments made pursuant to Requests for Waiver by or on behalf of Plan participants or other investors who may be engaged in the securities business.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934 and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those rights and privileges to which that person would be entitled as a Plan participant, nor will we enter into any agreement with any such person regarding the resale or distribution by that person of the shares of our common stock so purchased. We may, however, accept investments made pursuant to Requests for Waiver by those persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions to benefit from any waiver discounts applicable to investments made pursuant to Requests for Waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan. In connection with any investment in which the independent agent purchases shares of our common stock on the open market or in privately negotiated transactions with third parties, you will pay your pro rata share of all trading fees. Upon withdrawal by a participant from the Plan by the sale of shares of our common stock held under the Plan, based on the sales option selected, the participant will receive the proceeds of that sale less applicable trading fees, transaction fees and any applicable withholdings, transfer or other taxes. Our common stock may not be available under the Plan in all states. We are not making an offer to sell our common stock in any state where the offer or sale is not permitted.

LEGAL MATTERS

Legal matters with respect to the common stock offered by this prospectus will be passed upon for us by Stafford Rosenbaum LLP, Madison, Wisconsin.

EXPERTS

The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the MGE Energy Inc., Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We and our wholly owned subsidiary, MGE, file annual, quarterly and special reports and other information with the SEC. These filings are publicly available over the Internet on the SEC's website at sec.gov. You may read and copy such material at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of such material at prescribed rates from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549.

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to previously filed documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we have filed with the SEC and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the common stock registered hereby has been issued:

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Our annual report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 24, 2017;

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Our quarterly reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, which were filed with the SEC on May 5, 2017, August 4, 2017 and November 3, 2017; and

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Our Current Reports on Form 8-K dated January 13, 2017, filed with the SEC on January 17, 2017; February 21, 2017, filed with the SEC on February 21, 2017; May 16, 2017, filed with the SEC on May 19, 2017, as amended by a Form 8-K/A filed on August 7, 2017; August 18, 2017, filed with the SEC on August 18, 2017; October 2, 2017, filed with the SEC on October 5, 2017; and October 20, 2017, filed with the SEC on October 20, 2017.

Our website is mgeenergy.com. Information contained on our website shall not be deemed incorporated into, or to be a part of, this prospectus. We make available, free of charge, on or through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, you may request a copy of these filings at no cost, by writing, calling or emailing us at the following address:

MGE Energy, Inc.

P.O. Box 1231

Madison, Wisconsin 53701-1231

Attention: MGE Energy Shareholder Services

Telephone: (800) 356-6423

Email: investor@mgeenergy.com

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